                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         HOUSEHOLD INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

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     (4) Date filed:

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


Household International, Inc.   2700 Sanders Road               847.564.5000                               [HOUSEHOLD LOGO]
                                Prospect Heights, IL 60070

                                                                  March 29, 2001

DEAR STOCKHOLDER:

  You are cordially invited to attend our Annual Meeting of Stockholders on Tuesday, May 8, 2001, at 9:00 a.m. at Household's facility in Brandon, Florida, the home of over 1,100 Household employees.

  Last year was another record-breaking operating year. Our net income increased 14% to $1.7 billion, while our earnings per share increased 16% to $3.55, the highest level in our 123-year history. Our record earnings per share reflect strong revenue growth driven by significant receivable growth across all businesses. At the same time, we increased our spending on technology, marketing, e-commerce and personnel to enhance our ability to achieve consistent revenue and receivable growth. Another highlight was the performance of our stock price, which increased 48% in 2000. Given our record-breaking operating performance and strong fundamentals, we feel that Household is well positioned for a successful 2001.

  The notice of meeting and proxy statement following this letter describe the business to be transacted. On the enclosed proxy card you are asked to elect your Board of Directors for the upcoming year, vote on a stockholder proposal, if presented to the meeting, and ratify the appointment of Arthur Andersen LLP as our independent public accountants.

  I believe that the Annual Meeting provides an excellent opportunity for you to become better acquainted with Household. I hope you will be able to attend. Whether or not you plan to attend the meeting, please vote as soon as possible so your shares will be represented -- your vote is very important. You may vote by mail, telephone or on the Internet as detailed in the enclosed proxy/voting instruction card.

                                          Sincerely,

                                          /s/ William Aldinger
                                          WILLIAM F. ALDINGER
                                          Chairman and
                                          Chief Executive Officer

IF YOU PLAN TO ATTEND THE ANNUAL MEETING:

PLEASE NOTE THAT SPACE LIMITATIONS MAKE IT NECESSARY TO LIMIT ATTENDANCE TO STOCKHOLDERS AND ONE GUEST. EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER'S LICENSE OR PASSPORT. STOCKHOLDERS HOLDING STOCK IN BROKERAGE ACCOUNTS WILL NEED TO BRING A COPY OF A BROKERAGE STATEMENT REFLECTING STOCK OWNERSHIP AS OF THE MARCH 15, 2001 RECORD DATE.


Household International, Inc.   2700 Sanders Road               847.564.5000                               [HOUSEHOLD LOGO]
                                Prospect Heights, IL 60070

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                                                                  March 29, 2001

To the Stockholders of HOUSEHOLD INTERNATIONAL, INC.:

  The Annual Meeting of Stockholders of Household International, Inc. ("Household") will be held at Household's facility at 636 Grand Regency Boulevard, Brandon, Florida 33510, on Tuesday, May 8, 2001, at 9:00 a.m. for the following purposes:

  (1) to elect Directors;

  (2) to consider and act upon a stockholder proposal, if presented to the meeting;

  (3) to ratify the appointment of Arthur Andersen LLP as our independent public accountants; and

  (4) to transact any other business which may properly come before the meeting.

  Stockholders of record of Household's common stock, par value $1.00 per share ("Common Stock"); 5% Cumulative Preferred Stock, no par value; $4.50 Cumulative Preferred Stock, no par value; and $4.30 Cumulative Preferred Stock, no par value ("Preferred Stocks"), all as of the close of business on March 15, 2001, are entitled to vote at the meeting.

  YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO VOTE IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR VOTE BY TELEPHONE OR ON THE INTERNET AS DESCRIBED ON THE ENCLOSED PROXY CARD. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors,

                                          /S/ KENNETH H. ROBIN
                                          KENNETH H. ROBIN
                                          Senior Vice President-General Counsel
                                          and Corporate Secretary


Household International, Inc.   2700 Sanders Road               847.564.5000                               [HOUSEHOLD LOGO]
                                Prospect Heights, IL 60070

                                PROXY STATEMENT

  This Proxy Statement and the accompanying proxy card are being mailed to Household stockholders in connection with the solicitation of proxies by the Board of Directors for the 2001 Annual Meeting of Stockholders. This proxy allows you to vote at our May 8, 2001 Annual Meeting of Stockholders without attending the meeting. This proxy material is being mailed to stockholders on or about March 29, 2001.

QUESTIONS AND ANSWERS

Q: WHO IS ENTITLED TO VOTE?

A: Stockholders of record at the close of business on March 15, 2001 are entitled to vote at the Annual Meeting. The number of outstanding shares entitled to vote at the meeting is 464,934,337 shares of Common Stock (not including 86,482,316 shares of Common Stock held in treasury), 407,718 shares of 5% Cumulative Preferred Stock, 103,976 shares of $4.50 Cumulative Preferred Stock, and 836,585 shares of $4.30 Cumulative Preferred Stock. Each share of Common and Preferred Stock is entitled to one vote; however, shares of Common Stock which Household holds in treasury cannot be voted.

Q: WHAT AM I VOTING ON?

A: You are voting on:

   - the election of nominees to serve on our Board of Directors.

   - a stockholder proposal, if presented to the meeting.

   - the ratification of the appointment of Arthur Andersen LLP as our independent public accountants.

   A majority of the shares voting at the Annual Meeting is necessary to elect each of the nominated Directors and to approve each of the other proposals.

Q: HOW DO I CAST MY VOTE?

A: If you hold your shares as a stockholder of record, you can vote in person at the Annual Meeting or you can vote by mail, telephone or on the Internet. If you own Household shares through a broker, bank or other nominee in street name, you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you participate in the Household International Tax Reduction Investment Plan ("TRIP"), see the following question as to how to vote the shares of Common Stock held in your TRIP account.

   The enclosed proxy card contains instructions for mail, telephone and Internet voting. Whichever method you use, your shares will be voted in accordance with your instructions. If you submit a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors.

Q: HOW DO I VOTE MY TRIP SHARES?

A: If you participate in TRIP, to vote your shares of Common Stock held in your TRIP account you must return your completed proxy/voting instruction card to Computershare Investor Services LLC ("Computershare") in the envelope provided or vote via telephone or on the Internet as outlined on the proxy card by May 3, 2001. Vanguard Fiduciary Trust Company ("Vanguard"), the TRIP Trustee, will act as your proxy and will vote the shares of Common Stock held in your TRIP account. If Computershare does not receive your voting instructions for your TRIP shares by May 3, 2001, those shares will be voted by Vanguard in the same way as the majority of the TRIP held shares for which voting instructions are received. For example, Vanguard will vote all unvoted shares of Common Stock in TRIP for the fourteen nominees (the number of Directors to be elected at the Annual Meeting) who receive the most votes cast with Computershare for TRIP.

Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A: The Board recommends a vote FOR each nominee, AGAINST the stockholder proposal and FOR the ratification of the appointment of Arthur Andersen LLP as our independent public accountants.

Q: HOW WILL THE PROXIES VOTE ON ANY OTHER BUSINESS BROUGHT UP AT THE MEETING?

A: By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any matter brought before the Annual Meeting. Household does not know of any other business to be considered at the Annual Meeting.

Q: WHO CAN ATTEND THE MEETING?

A: All stockholders as of the March 15, 2001 record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

A: You may change your vote or revoke your proxy on any matter at any time up to the closing of the poll for that matter at the Annual Meeting by (1) sending a written revocation to the Corporate Secretary of Household, (2) sending a proxy dated after your most recent proxy, or (3) voting in person at the meeting.

Q: WHO WILL COUNT THE VOTE?

A: The gathering and tabulation of your vote is monitored by Computershare who must certify that proper procedures were followed before the results are official.

Q: IS MY VOTE CONFIDENTIAL?

A: All proxies, consents, ballots and voting materials (including TRIP votes) will be kept confidential and not disclosed to anyone other than Computershare. Voting records will be disclosed if required by law or if the election results are contested. If you write comments on a returned proxy, the tabulator will send them to us with your name but without revealing how you voted unless disclosure is necessary for us to understand your comment.

Q: WHAT IS A "QUORUM"?

A: A quorum is the number of shares that must be present to have the Annual
   Meeting. Holders of over 50% of the outstanding shares entitled to vote must be present in person or by proxy before the Annual Meeting can begin. Shares are considered present even if the proxy indicates an abstaining or withheld vote.

Q: WILL BROKER NON-VOTES OR ABSTENTIONS AFFECT THE VOTING RESULTS?

A: Although abstentions and broker non-votes count for quorum purposes, they do not count as votes for or against the ratification of auditors or any other proposal and will not affect voting results.

Q: WHAT SHARES ARE INCLUDED ON MY PROXY CARD?

A: Your proxy represents any shares of Common Stock registered in your name as well as any full or fractional shares of Common Stock held in your name under the Household Dividend Reinvestment and Common Stock Purchase Plan, Household Employee Stock Purchase Plan, TRIP, Household Financial Corporation Limited Match and Save Plan, Beneficial Employee Stock Purchase Plan, and/or Beneficial Key Employees Stock Bonus Plan. Your proxy also represents any shares of 5% Cumulative Preferred Stock, $4.50 Cumulative Preferred Stock and $4.30 Cumulative Preferred Stock registered in your name. If you own other Household shares through a broker, bank or other nominee in street name, you will receive a separate proxy from your bank, brokerage firm or other nominee relating to those shares.

Q: HOW AND WHEN MAY I SUBMIT A STOCKHOLDER PROPOSAL FOR THE 2002 ANNUAL MEETING?

A: If you are interested in submitting a proposal for inclusion in Household's
   Proxy Statement for the 2002 Annual Meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities and Exchange Commission. To be eligible for inclusion, shareholder proposals must be received by Household's Corporate Secretary no later than November 29, 2001. If you are interested in presenting any proposal from the floor of the 2002 Annual Meeting, your proposal must be received by Household's Corporate Secretary no earlier than December 8, 2001, or later than January 7, 2002.

Q: HOW MUCH DID THIS PROXY SOLICITATION COST?

A: Household is paying for this proxy solicitation. Household hired Corporate
   Investor Communications, Inc. to solicit proxies, for which they will be paid $7,000 plus reimbursement of out-of-pocket expenses. Certain of Household's Directors, officers or employees may also solicit proxies in person or by telephone, but they will not receive any additional compensation for doing so. Upon request,

Household will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation material to beneficial owners of stock.

ITEM (1): ELECTION OF HOUSEHOLD DIRECTORS

  Fourteen members will be elected to Household's Board of Directors. Each nominee has indicated that, if elected, they will serve until the next Annual Meeting or until their successor is elected. If a nominee advises us before the Annual Meeting that he/she is unable, for any reason, to serve as a Director, your proxy gives the people who vote your shares discretion to elect (or reject) a substitute nominee.

NOMINEES FOR DIRECTOR

                                                                        YEAR FIRST
                                                                         ELECTED
           NAME, PRINCIPAL OCCUPATION, COMMITTEE                        A DIRECTOR
           MEMBERSHIPS AND BUSINESS ASSOCIATIONS              AGE      OF HOUSEHOLD
           -------------------------------------              ---      ------------
WILLIAM F. ALDINGER                                           53           1994
Chairman and Chief Executive Officer, Household
  International, Inc.
Member of the Executive Committee.
Mr. Aldinger joined Household in September 1994 as President and Chief Executive
Officer and became Chairman in May 1996. He served as Vice Chairman of Wells Fargo
Bank and a Director of several Wells Fargo subsidiaries from 1986 until joining
Household. Mr. Aldinger is also a Director of Household Finance Corporation (a subsidiary of Household), Illinois Tool Works Inc., and MasterCard International,
Incorporated.
ROBERT J. DARNALL                                             63           1988
Chairman, Prime Advantage Corp.
  (Internet Provider of Materials and Services to
  Manufacturers)
Member of the Compensation and Executive Committees.
Mr. Darnall became Chairman of Prime Advantage Corp. after he retired as President and Chief Executive Officer of Ispat North America, Inc. on January 31, 2000,
having served in that role since 1998. From 1992 until 1998, Mr. Darnall was
Chairman and Chief Executive Officer of Inland Steel Industries and also served as the President and a Director of Inland from 1986. Mr. Darnall is also a Director of
Pactiv Corporation, Cummins Inc., Sunoco, Inc., and the Federal Reserve Bank of
Chicago.
GARY G. DILLON                                                66           1984
Director
Member of the Audit and Finance Committees.
Mr. Dillon retired as Chairman of the Board of Schwitzer Group (a manufacturer of engine components) on March 1, 1999. He had served as Chairman of Schwitzer since
1991 and Chief Executive Officer of Schwitzer since 1989. From 1989 to 1997 he also served as President of Schwitzer. Prior to 1989 he was President and Chief
Executive Officer of Household Manufacturing, Inc., the former diversified manufacturing subsidiary of Household.
JOHN A. EDWARDSON                                             51           1995
President and Chief Executive Officer, CDW Computer Centers,
Inc.
  (Retailer of Computer and Technology Products and
Services)
Member of the Audit and Compensation Committees.
In January 2001, Mr. Edwardson became President, Chief Executive Officer and a member of the Board of Directors of CDW Computer Centers, Inc. He previously was with Burns International Services Corporation through October 2000 when Burns was acquired by Securitas AB, having served as its President and Chief Executive
Officer since March 1, 1999, and as its Chairman since June 1, 1999. He previously served as President, Chief Operating Officer and a member of the Board of Directors of both UAL Corporation and United Airlines, Inc. from 1994 until 1998. He was
Executive Vice President and Chief Financial Officer of Ameritech Corporation prior to 1994. Mr. Edwardson is also a Director of Focal Communications Corporation.

                                                                        YEAR FIRST
                                                                         ELECTED
           NAME, PRINCIPAL OCCUPATION, COMMITTEE                        A DIRECTOR
           MEMBERSHIPS AND BUSINESS ASSOCIATIONS              AGE      OF HOUSEHOLD
           -------------------------------------              ---      ------------
MARY JOHNSTON EVANS                                           71           1977
Director
Chair of the Nominating & Governance Committee; member of
the Audit Committee.
Mrs. Evans served as Vice Chairman of the Board of AMTRAK between 1974 and 1979. In addition to being a Director of Household, Mrs. Evans is a Director of Moody's
Corporation, Delta Air Lines, Inc., The Dun & Bradstreet Corp., Saint-Gobain Corp.,
and Sunoco, Inc.
J. DUDLEY FISHBURN                                            54           1995
Director
Member of the Finance and Nominating & Governance
Committees.
Mr. Fishburn became Chairman of the Board of HFC Bank plc (Household's primary subsidiary in the United Kingdom) in 1998. He previously served as the Conservative
Member of Parliament for Kensington in London from 1988 to 1997. Prior to entering
Parliament, Mr. Fishburn was Executive Editor, The Economist Newspaper Ltd. from
1979 until 1988. He is also a Director of Cordiant Group Communications plc, First
NIS Fund (Luxembourg), Henderson Smaller Companies Investment Trust plc, Murray
Emerging Economies Trust plc, and Philip Morris Companies Inc. and a Trustee of The
National Trust, The Open University and The Peabody Trust.
CYRUS F. FREIDHEIM, JR.                                       65           1992
Vice Chairman, Booz, Allen & Hamilton, Inc.
  (Management Consulting Firm)
Member of the Executive and Finance Committees.
Mr. Freidheim is Vice Chairman of Booz, Allen & Hamilton, Inc., with which he has been affiliated since 1966. He is also a Director of Security Capital Group, Inc., a Chair and a Trustee of Thunderbird American Graduate School of Institutional
Management and a Trustee of the Brookings Institution.
JAMES H. GILLIAM, JR.                                         55           1998
Attorney and Consultant
Member of the Finance Committee.
Mr. Gilliam is an attorney presently engaged in private practice and also performs consulting services for various businesses. Mr. Gilliam was employed in various capacities with Beneficial Corporation from 1979 until its merger with Household on
June 30, 1998. At the time of the merger, he was an Executive Vice President,
General Counsel and a Director of Beneficial. Mr. Gilliam is a Trustee of The
Hodson Trust and the National Geographic Society and a Director of CTW Foundation.
LOUIS E. LEVY                                                 68           1992
Director
Chair of the Audit Committee; member of the Finance
Committee.
Mr. Levy retired as Vice Chairman of KPMG Peat Marwick LLP in 1990, having been with the firm since 1958. Mr. Levy is also a Director of Deutsche Banc Alex.
Brown/Flag Investors Group of Mutual Funds and ISI Group of Mutual Funds.

                                                                        YEAR FIRST
                                                                         ELECTED
           NAME, PRINCIPAL OCCUPATION, COMMITTEE                        A DIRECTOR
           MEMBERSHIPS AND BUSINESS ASSOCIATIONS              AGE      OF HOUSEHOLD
           -------------------------------------              ---      ------------
GEORGE A. LORCH                                               59           1994
Director
Chair of the Compensation Committee; member of the
Nominating & Governance Committee.
Mr. Lorch served as Chairman of the Board since 1994 and President and Chief
Executive Officer since 1993 of Armstrong World Industries, Inc. until May 2000.
From May until August 2000, Mr. Lorch served as Chairman and President and Chief
Executive Officer of Armstrong Holdings, Inc. (the parent of Armstrong World
Industries, Inc. formed in May 2000). In August 2000, Mr. Lorch became a Chairman
Emeritus of Armstrong Holdings, Inc. Armstrong World Industries, Inc. recently has filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code.
Mr. Lorch is a Director of R.R. Donnelley & Sons Company, The Williams Companies,
Inc., and Pfizer Inc.
JOHN D. NICHOLS                                               70           1988
Director
Chair of the Executive Committee; "ex officio" non-voting
member of the Audit, Compensation, Finance and Nominating &
Governance Committees.
Mr. Nichols retired as Chairman of the Board of Illinois Tool Works Inc. in 1996,
having served in that role since 1986, previously serving as its President from
1982 through 1986 and Chief Executive Officer from 1982 until 1995. Mr. Nichols had been a Director of Illinois Tool Works since 1981. Mr. Nichols is a Director of
Grand Eagle Companies Inc., Philip Morris Companies Inc., Rockwell International
Corporation, and the Ravenswood Winery Inc.
JAMES B. PITBLADO                                             68           1994
Director
Chair of the Finance Committee; member of the Audit
Committee.
Mr. Pitblado was a Senior Executive with RBC Dominion Securities, Inc. of Toronto,
Canada and its predecessor companies from 1959 to 1994 and served as Chairman from
1985 until 1992. He was a Director of Household Financial Corporation Limited (the
Canadian business unit of Household) between 1984 and 1994. He is the Chairman of the Hospital for Sick Children Foundation.
S. JAY STEWART                                                62           1994
Director
Member of the Compensation and Executive Committees.
Mr. Stewart retired as Chairman of the Board and Chief Executive Officer of Morton
International, Inc. in October 1999, having served in that role since 1994 and as a
Director since 1989. Also, from June 1999 until November 1, 1999, he was Vice
Chairman and a Director of Rohm and Haas Company after it acquired Morton
International. From 1989 through 1994 he was President and Chief Operating Officer of Morton International. Mr. Stewart is also a Director of Autoliv, Inc.
LOUIS W. SULLIVAN, M.D.                                       67           1993
President of the Morehouse School of Medicine
(Educational Institution)
Member of the Compensation and Nominating & Governance
Committees.
Dr. Sullivan has been President of the Morehouse School of Medicine in Atlanta,
Georgia since 1993. He held the same position from 1981 until 1989 when he was confirmed as United States Secretary of Health and Human Services. Dr. Sullivan is
also a Director of Bristol-Myers Squibb Company, CIGNA Corporation, Endo Vascular
Instruments, Inc., Equifax Inc., Georgia-Pacific Corporation, and Minnesota Mining
and Manufacturing Company, and a Director and Chairman of BioSante Pharmaceuticals,
Inc.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTORS (ITEM 1 ON THE PROXY CARD).

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors has responsibility for establishing broad corporate policies and reviews Household's overall performance rather than day-to-day operations. The Board's primary responsibility is to represent the interests of Household's stockholders, as a whole, in directing the company's managers to build long-term stockholder wealth. The Board selects, evaluates and provides for the succession of top management and, subject to stockholder election, Directors. It reviews and approves corporate objectives and strategies, and evaluates proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on your company. Management keeps the Directors informed of company activity through regular written reports and presentations at Board and committee meetings. The Board has adopted specific Corporate Governance Standards to ensure that it adheres to "best practices".

  The Board of Directors met five times in 2000. Each Director attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such Director was a member.

  The Board has standing Audit, Compensation, Executive, Finance and Nominating & Governance Committees. Each committee has a charter which was approved by the Board. Each committee must review the appropriateness of its charter at least annually. Each independent Director serves on at least two committees. Messrs. Aldinger and Gilliam are the only non-independent Directors on the Board. Mr. Nichols, in his role as Chair of the Executive Committee, may attend all committee meetings. Mr. Aldinger also attends these meetings except those where independent Directors desire to meet in executive session. He does not participate in any meeting at which his compensation is evaluated.

  The AUDIT COMMITTEE oversees our accounting, auditing, and financial reporting practices. The Audit Committee met four times in 2000 and is comprised entirely of independent Directors. For further information on the Audit Committee see "Audit Committee Report and Outside Auditor Independence" beginning on page 22.

  The COMPENSATION COMMITTEE determines the annual salary, bonus and other benefits, including incentive compensation awards, of our senior management. It evaluates existing and proposed employee benefit plans and may propose plan changes to the Board. The Compensation Committee met four times in 2000 and is comprised entirely of independent Directors.

  The EXECUTIVE COMMITTEE can exercise many of the Board's duties between Board meetings. The Executive Committee did not meet in 2000.

  The FINANCE COMMITTEE reviews our financial policies and condition. It sets dividend policy and considers the company's financing requirements and capital plans. The Finance Committee met two times in 2000 and is comprised entirely of Directors who are not officers or employees of Household or any of its subsidiaries.

  The NOMINATING & GOVERNANCE COMMITTEE recommends the Directors to be nominated for election at each Annual Meeting of Stockholders, nominates individuals to fill any vacancies which may occur on the Board, and reviews management succession and development plans. The Nominating & Governance Committee also reviews Board size and composition, as well as Director compensation. The Nominating & Governance Committee will consider Director nominations made by our stockholders if they are submitted in writing and sent to the Corporate Secretary of Household at Household's headquarters. Any stockholder wishing to recommend a proposed nominee should contact the Corporate Secretary to verify the nominating procedures. The Nominating & Governance Committee met twice during 2000 and is comprised entirely of independent Directors.

CORPORATE GOVERNANCE STANDARDS

  Household believes its Corporate Governance Standards support its primary responsibility of building long-term stockholder wealth. The cornerstones of Household's corporate governance systems are:

- The Board has ultimate responsibility for governing the affairs of Household, including the selection of executive management, determining business strategy and fulfilling a fiduciary obligation to stockholders to maximize the value of their investment.

- Management of Household is expected to be loyal to the corporation, implement approved business strategy, appropriately resolve day-to-day operational issues, keep the Board informed, and maintain and promote high ethical standards while seeking to attain the maximum benefit or return to Household in all business dealings.

- The interests of stockholders in Household are to be protected. Stockholders are to be kept informed of all material developments within Household.

  Some of the standards adopted by the Board are as follows:

BOARD/COMMITTEE GUIDELINES

- All Directors will stand for election every year.

- Each standing committee of the Board must adopt and approve a charter, which in turn must be approved by the Board. Each committee will review the appropriateness of its charter at least annually.

- Director compensation shall be a combination of cash and options in Common Stock, with the stock option component being a significant portion of total compensation. All Directors will be encouraged to acquire a significant economic investment in common equity-related instruments of Household with the recommended goal being three times the Director's annual cash retainer.

- The Chief Executive Officer will report annually to the Nominating & Governance Committee and the Board on the plans or programs implemented by Household for management succession and development. Annually, all independent Directors will meet in a separate session, led by the Chair of the Executive Committee, to review the performance of the Chairman, Chief Executive Officer and President, if any, including a discussion of the perceived effectiveness of the process implemented for management succession and development.

BOARD/COMMITTEE COMPOSITION

- No Director shall serve on more than two of the standing committees. The Audit, Compensation and Nominating & Governance Committees shall consist entirely of independent Directors. Membership of the Executive Committee shall consist of independent Directors, the Chairman and the Chief Executive Officer of Household.

- Chair of the Executive Committee shall be deemed the "lead director" for the Board.

- At least every two years, the Board shall discuss the effectiveness of the Board and its various committees as compared to other public corporations.

- Interlocking directorships are not allowed; i.e., where a senior executive officer of Household serves on the Board or as a trustee of the company or institution that employs the independent Director.

STOCKHOLDER RIGHTS

- It is recognized that stockholders, lenders, customers, employees, communities and vendors are all interested in the long-term viability of Household. To that end, superior financial performance and the building of long-term stockholder wealth will be Household's goals. The Board will use its best judgment to balance the needs of all stakeholders in the pursuit of these goals.

- All common stockholders will have equal voting rights.

- Household is committed to developing and maintaining open lines of communication with its stockholders by striving to maintain an active, consistent and credible investor relations program.

MANAGEMENT/COMPENSATION

- Household will be a pay-for-performance company with compensation for management being strongly linked to objectively measured financial goals set in advance by the Compensation Committee.

- Stock options will not be repriced or the exercise price reduced even if the current market price of Common Stock is below the exercise price.

- Household shall require that executive officers and key employees own Household Common Stock.

  If you are interested in reviewing the Corporate Governance Standards of Household, they may be found on our website at www.household.com.

DIRECTOR COMPENSATION

  In 2000, the independent Directors of Household received an annual cash retainer of $50,000 (except the Chair of the Executive Committee, who received a retainer of $62,000). Household does not pay additional compensation for committee membership or meeting attendance fees to its Directors. The Chairs of the Audit, Compensation, Finance and Nominating & Governance Committees received an additional $5,000, and the Chair of the Executive Committee received an additional $30,000. As Chairman of the Board of HFC Bank plc, Mr. Fishburn was paid 94,000 British pounds sterling for his service and 3,120 British pounds sterling for health insurance by HFC Bank plc. Other than Mr. Fishburn, Directors who are employees of, or personal consultants to, Household or any of its subsidiaries do not receive any additional compensation related to their Board service.

  In 2000, independent Directors could elect to receive all or a portion of their cash compensation in shares of Common Stock, defer it under the Deferred Fee Plan for Directors or purchase options to acquire Common Stock. Under the Deferred Fee Plan, Directors may invest their deferred compensation in either units of phantom shares of Common Stock, with dividends credited toward additional stock units; or cash, with interest credited at a market rate set under the plan. At the end of the deferred period, all accumulated amounts under the Deferred Fee Plan invested in phantom shares of Common Stock will be paid in shares of Common Stock either in a lump sum or installments as selected by the Director. For stock options, the value of each option will be the fair market value of the option as determined in accordance with the Black-Scholes model (a commonly used formula to determine the value of a stock option) on the last business day of June. The exercise price for each share covered by an option will be the fair market value of Common Stock on that day, which is the average of the high and low sales prices for Common Stock as published in The Wall Street Journal. During 2000, Directors elected to receive, in the aggregate, 75% of their cash compensation in Common Stock, stock options or deferred into phantom shares of Common Stock.

  In November 2000, independent Directors received their annual option to purchase 8,000 shares of Common Stock at the stock's fair market value on the day the option was granted ($49.22 per share). Director options have a term of ten years and one day, fully vest six months from the date granted, and once vested, are exercisable at any time during the option term. Directors may use shares they already own to pay for shares bought through an option exercise.

  In 1995, the Directors' Retirement Income Plan was discontinued, and the present value of each Director's accrued benefit was deposited into the Deferred Phantom Stock Plan for Directors. Under the Deferred Phantom Stock Plan, Directors with less than ten years of service received 750 phantom shares of Common Stock annually during the first ten years of service as a Director. In January 1997, the Board eliminated this and all future Director retirement benefits. Any payouts to current Directors earned under the Deferred Phantom Stock Plan will be made only when a Director leaves the Board due to death, retirement or resignation and will be paid in shares of Common Stock either in a lump sum or installments as selected by the Director. Directors who joined the Board after January 1997 will not receive any retirement benefits.

  Household provides each Director with $250,000 of accidental death and dismemberment insurance and a $10 million personal excess liability insurance policy. Independent Directors also are offered, on terms that are not more favorable than those available to the general public, a MasterCard/Visa credit card issued by one of Household's subsidiaries with a credit limit of $15,000. Household guarantees the repayment of amounts charged on each card. Directors may use an apartment maintained by Household in New York City for their personal use, as available. Directors are credited with $340 additional compensation for tax purposes for each night the apartment is used for personal use.

  Under Household's Matching Gift Program, we match charitable gifts to qualified organizations (subject to a maximum of $10,000 per year), with a double match for the first $500 donated to higher education institutions (both public and private) and eligible non-profit organizations which promote neighborhood revitalization or economic development for low and moderate income populations. Each current independent Director may ask us to contribute up to $5,000 annually to charities of the Director's choice which qualify under our philanthropic program.

AGREEMENT WITH MR. JAMES H. GILLIAM, JR.

  On June 30, 1998, a subsidiary of Household merged with Beneficial Corporation. As part of the merger terms, James H. Gilliam, Jr. was appointed a Household Director as of June 30, 1998. Mr. Gilliam agreed to provide consulting services to Household for twenty-four months (to June 30, 2000) for $1,000,000 per annum (paid monthly), as well as a guaranteed pension of $500,000 per year, commencing at age 55 (April 21, 2000), to be offset by the benefit payable under Beneficial's defined benefit pension and savings plans. In July 2000, the Corporation made a lump sum payment of $5,231,106 to Mr. Gilliam in settlement of any amounts owed to him for his guaranteed pension. The lump sum payment amount was determined using interest and mortality assumptions utilized in computing lump sum payments in 2000 under the Corporation's Retirement Income Plan. Mr. Gilliam also received reimbursement for business expenses incurred relating to Household matters. Mr. Gilliam is a current nominee for the Board of Directors.

SHARES OF COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the beneficial ownership, as of March 15, 2001, of Common Stock by each

Director and nominee for Director, and the executive officers named on page 15, individually and as a group. "Beneficial ownership" includes shares for which an individual has direct or indirect voting or investment power and includes any shares the individual has a right to acquire within 60 days. No Director or executive officer owns any Preferred Stock of Household.

                                                    NUMBER OF        NUMBER OF
                                                      SHARES           COMMON
                                                   BENEFICIALLY        STOCK
NAME OF BENEFICIAL OWNER                             OWNED(1)      EQUIVALENTS(2)    TOTAL(3)
------------------------                           ------------    --------------    --------
William F. Aldinger                                 2,319,458          23,349        2,342,807
Lawrence N. Bangs                                     633,587          12,988          646,575
Robert J. Darnall                                      46,347          13,436           59,783
Gary G. Dillon                                        108,795          11,867          120,662
John A. Edwardson                                      48,085           9,388           57,473
Mary Johnston Evans                                    51,394          15,072           66,466
Rocco J. Fabiano                                      246,362           2,876          249,238
J. Dudley Fishburn                                     29,764           1,455           31,219
Cyrus F. Freidheim, Jr.                                43,540          10,555           54,095
James H. Gilliam, Jr.(4)                              130,907             230          131,137
Gary D. Gilmer                                        344,523           9,952          354,475
Louis E. Levy                                          38,200           9,156           47,356
George A. Lorch                                        43,786          10,838           54,624
Siddharth N. Mehta                                    252,924          20,742          273,666
John D. Nichols                                       218,176          21,116          239,292
James B. Pitblado                                      59,397           3,114           62,511
David A. Schoenholz                                   565,482          10,963          576,445
S. Jay Stewart                                         50,370           5,997           56,367
Louis W. Sullivan                                      44,607           6,365           50,972
                                                    ---------         -------        ---------
Directors and Executive Officers as a Group         5,275,704         199,459        5,475,163

---------------
(1) Directors and executive officers have sole voting and investment power over shares listed above, except as follows. The number of shares of Common Stock held by spouses or children in which beneficial ownership is disclaimed is as follows: Mr. Fabiano, 27,795; Mr. Nichols, 13,200; and Directors and executive officers as a group, 40,995. The number of shares of Common Stock held by spouses, children and family foundations in which voting and investment power is shared (or presumed to be shared) is as follows: Mr. Aldinger, 121,500; Mr. Gilmer, 2,400; and Mr. Nichols, 2,150; and Directors and executive officers as a group, 126,050. The number of shares of Common Stock held under Household's employee benefit plans in which participants have voting rights and/or investment power is as follows: Mr. Aldinger, 21,273; Mr. Bangs, 51,669; Mr. Fabiano, 574; Mr. Gilmer, 40,127; Mr. Mehta,
    1,324; Mr. Schoenholz, 21,653; and Directors and executive officers as a group, 136,620. The number of shares included in the table above which may be acquired by Household's executive officers through May 14, 2001, pursuant to the exercise of employee stock options is: Mr. Aldinger, 2,003,500, of which 631,250 vested options are held by Mr. Aldinger's family partnership; Mr. Bangs, 473,000; Mr. Fabiano, 118,750; Mr. Gilmer, 269,250; Mr. Mehta,
    248,000; Mr. Schoenholz, 429,900; and Directors and executive officers as a group, 4,000,573.

(2) Represents the number of Common Stock share equivalents owned by executive officers under Household's Supplemental TRIP and Deferred Compensation Plan and by Directors under Household's Deferred Fee Plan for Directors and the Deferred Phantom Stock Plan for Directors. These share equivalents do not have voting rights, but are valued according to the market price of the Common Stock. The share equivalents accrue dividends at the same rate as the Common Stock.

(3) No Director or executive officer beneficially owns directly or indirectly more than 1% of Common Stock. Directors and executive officers as a group beneficially own approximately 1% of the Common Stock.

    Our employees held 9,498,411 shares of Common Stock in TRIP as of December 31, 2000, excluding the shares held by Directors and executive officers shown in the table. Our Pooled Investment Fund ("PIF"), which holds assets of our domestic pension plan, held 2,480,910 shares of Common Stock as of December 31, 2000. Together, TRIP and PIF held 2.5% of the Common Stock outstanding on December 31, 2000.

(4) As trustee of The Hodson Trust and a director of the CTW Foundation, Mr. Gilliam has shared voting and investment power over 700,005 shares of Common Stock. Mr. Gilliam disclaims beneficial ownership of such shares and, therefore, they are not included in the shares listed above.

STOCK OWNERSHIP GOALS

  We believe stock ownership by our executive officers and other key employees is important to create a culture that promotes stockholder value and aligns the interests of our employees with you, our stockholder. As a result, we established stock ownership goals for approximately 200 employees. Each is expected to own Common Stock with a value equal to a multiple of two to six times (depending on position level) their annual base salary at the end of a five-year period. Each year these employees are expected to achieve at least one-fifth of their goal except that a short-timer schedule has been developed where goals are graduated to facilitate stock ownership for new hires. For example, Mr. Mehta joined Household June 15, 1998 and met 10% of his goal in 2000, and is expected to meet 30% of his goal in 2001, 65% in 2002 and 100% in 2003. Individual ownership goals rise with any salary increase. The following table reflects the stock ownership goals for the individuals in the Summary Compensation Table.

                                                                               STOCK OWNERSHIP GOAL
                                                                       -------------------------------------
                                                                                         AS A
                                                                         CURRENT       MULTIPLE      GOAL
                                                                          STOCK        OF BASE     NUMBER OF
NAME                                      TITLE                        OWNERSHIP(1)     SALARY     SHARES(2)
----                                      -----                        ------------    --------    ---------
William F. Aldinger    Chairman & Chief Executive Officer                339,307          6         107,681
Lawrence N. Bangs      Vice Chairman                                     173,575          5          44,867
Gary D. Gilmer         Group Executive -- Consumer Lending                85,225          5          44,867
David A. Schoenholz    Group Executive -- Chief Financial Officer        146,545          5          44,867
Siddharth N. Mehta     Group Executive -- Credit Card Services            25,666          5          44,867
Rocco J. Fabiano       Group Executive -- Retail Finance                 130,448          5          44,867

---------------
(1) As of March 13, 2001, ownership goals include shares held directly and indirectly and the number of shares held under employee benefit plans, including Common Stock share equivalents held in the Supplemental TRIP and Deferred Compensation Plans.

(2) Calculated by multiplying the executive's base salary by the applicable multiple and dividing that amount by the fair market value of the Common Stock on December 29, 2000 ($55.72 per share).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Directors and executive officers and any persons holding more than ten percent of a registered class of our equity securities to report their initial ownership and any subsequent change to the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"). We are required to tell you in the annual Proxy Statement if we know of any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations from our Directors and officers that no other reports were required. Based on this, all
Section 16(a) filing requirements were complied with, except that Mr. John D. Nichols, Director, failed to timely report one open market purchase of 11,500 shares of Common Stock by his IRA on February 10, 1999.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table lists three owners who have advised us that they hold more than 5% of our Common Stock as of December 31, 2000.

                                                      NUMBER
                                                    OF SHARES
                NAME AND ADDRESS                   BENEFICIALLY   PERCENT
TITLE OF CLASS  OF BENEFICIAL OWNER                   OWNED       OF CLASS
--------------  -------------------                ------------   --------
Common Stock..  Capital Research and Management     43,691,600(1)    9.3%
                Company
                333 South Hope Street
                Los Angeles, CA 90071
Common Stock..  Davis Selected Advisers, L.P.       29,557,294(2)    6.3%
                2949 East Elvira Road, Suite 101
                Tucson, AZ 85706
Common Stock    FMR Corp.                           27,118,624(3)    5.8%
                82 Devonshire Street
                Boston, MA 02109

---------------
(1) Capital Research and Management Company filed a Schedule 13G with the SEC disclosing that, as of December 31, 2000, it had sole dispositive power over 43,691,600 shares of Common Stock for which beneficial ownership is disclaimed, and no sole or shared voting power over shares of Common Stock.

(2) Davis Selected Advisers, L.P., filed a Schedule 13G with the SEC disclosing that, as of December 31, 2000, it had sole dispositive power and sole voting power over 29,557,294 shares of Common Stock.

(3) FMR Corp. filed a Schedule 13G with the SEC disclosing that, as of December 31, 2000, it had sole dispositive power over 27,118,624 shares of Common Stock, sole voting power over 1,709,989 shares of Common Stock and no shared voting power over shares of Common Stock.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  This Compensation Committee Report on Executive Compensation should not be considered part of ("incorporated by reference") other documents we have filed or must file with the SEC.

GENERAL

  The Compensation Committee of Household's Board of Directors (the "Committee") determines salaries and salary ranges, incentive compensation and other compensation for the top five highest paid employees and all direct reports to the Chief Executive Officer. The Committee also examines and recommends to the Board of Directors the creation or amendment of company pension, benefit or compensation plans and programs. The Committee grants stock options, restricted stock rights and other awards under our executive compensation plans. The Committee establishes financial and qualitative performance goals, which may be objective or subjective, for each of the executive officers listed in the Proxy Statement and all other direct reports to Mr. Aldinger. It later reviews whether the performance goals were met during the specified period and determines the compensation to be paid. A report on each officer's performance is then presented to and reviewed by the Board of Directors.

  We retain the compensation consulting firm, Frederic W. Cook & Co., Inc. to advise the Committee as to the competitiveness of compensation paid to our senior officers. Frederic W. Cook & Co., Inc. reviews our compensation programs and goals and compares them to a broad financial services comparator group. Frederic W. Cook & Co., Inc. reviewed the compensation for the Chief Executive Officer and the next five most highly paid officers for 2000 and reported to the Committee that the compensation of such officers is within current market practice.

COMPENSATION PHILOSOPHY AND GOALS

  Our corporate goal is to link compensation to financial performance. We designed our compensation programs so that base salaries are generally competitive with our comparator group (22 companies, all in the S&P Financials), with substantially higher earnings potential on bonus and long-term compensation if we deliver superior stockholder earnings results. Performance is measured primarily by earnings per share ("EPS") growth. We are a pay-for-performance company.

  The executive compensation policy is designed to retain and attract exceptional executives by offering highly competitive compensation for superior performance. In addition to reviewing compensation and performance within our comparator group, the Committee also measures each executive's performance on an individual, business unit and corporate basis.

  We believe the stockholders' interests are best served when a significant portion of an executive's total compensation is at risk based on meeting specific performance goals. These objectives are designed to help us achieve our strategic and financial goals, and specifically, to improve stockholder value. To support our belief in pay for performance, the Board of Directors adopted, and stockholders approved, the 1998 Key Executive Bonus Plan for members of senior management. This is a short-term cash incentive plan which places even more emphasis on shared objectives and corporate performance while remaining deductible as a "performance based" plan under the Internal Revenue Code of 1986. The bonus pool for this Plan will equal 5% of the company's net income that exceeds the net income required to achieve a 12% return on average common stockholder equity ("ROE"), as determined in accordance with the Plan for the plan year. If the ROE achieved by the Company is less than the designated threshold set by the Committee, no bonus will be paid under this Plan. The Committee will determine at the beginning of each year what percentage of the bonus pool will be allocated to each participating executive and is not required to award the entire bonus pool. The Committee exercises its discretion in determining actual bonus awards under this Plan by setting financial, and in some cases, qualitative, objectives for each key executive at the beginning of each year which may include meeting revenue or receivable targeted growth; a targeted loss reserve ratio; a targeted equity to managed assets ratio; a targeted EPS; reducing expenses and charge-offs by specified percentages; attaining specified net income and operating efficiency ratios for the company and/or the executive's respective business unit; and increasing the number of our products used per our customer.

  Our policy encourages stock ownership by executives. We wish to make their personal net worth heavily dependent on appreciation in the value of our stock over the long term. The Committee believes that stock options should be the primary form of long-term incentive compensation for senior executives. However, in 2000, the Committee granted a one-time special award of restricted stock rights to 66 key executives to assist in retention, reward outstanding performance and reflect current trends in compensation in the financial services industry. Future senior executive compensation -- except in unusual circumstances -- will be limited to salary, cash bonus, and stock options. In keeping with market practice, certain supplemental benefits and perquisites are also provided.

  The four components of executive compensation are:

  Base Salary: Determined by individual financial and non-financial performance, actual pay versus market data for each position and general economic conditions. In administering base pay, all executive positions are evaluated and placed in appropriate career bands. Market data for each position is reviewed annually to evaluate our competitiveness.

  Annual Cash Bonus: Tied directly to individual and corporate financial performance, the annual bonus encourages potential recipients to achieve individual, business unit and corporate financial and operational goals. Excellent performance is encouraged by placing a significant part of the executive's total compensation at risk. Therefore, when certain objective or subjective performance goals are not met, annual bonuses may be reduced or not paid.

  Long-Term Incentives: Stock options provide our executives with incentive to maximize stockholder value. Stock options create a common interest between management and you. Option awards are based on the Committee's evaluation of the executive's performance.

  Executive Benefits: Household provides its executive management with the broad benefit coverage available to all employees as well as specific, targeted supplemental benefits and perquisites that are necessary to be competitive in this market.

EXECUTIVE OFFICER COMPENSATION

- Chief Executive Officer

  Mr. Aldinger's 2000 base salary was determined by the Committee through an evaluation of his prior year's performance, value to the company and market data prepared by Frederic W. Cook & Co., Inc. With the goal to keep most of Mr. Aldinger's compensation at risk and related to corporate financial performance, Mr. Aldinger was not awarded any salary increase. His last salary increase was in September, 1998, which was in recognition of his increased duties and responsibilities as a result of the successful merger with Beneficial Corporation.

  Mr. Aldinger's annual cash bonus was determined based on the satisfaction of shared corporate objective financial performance goals as well as qualitative goals relating to improvement and diversity of our middle management team. The shared financial performance goals for Mr. Aldinger were: (a) targeted earnings per share, (b) targeted return on equity, (c) targeted receivable growth, (d) targeted revenue growth, (e) targeted tangible equity to managed assets, and (f) targeted increase in the number of our products used per our customer. During 2000 Household achieved superior operating results. Earnings per share rose 16% to the highest level in our 123-year history, return on equity surpassed 23%, receivables grew over 22%, managed revenues increased 18%, return on managed assets was 2%, and the number of products our customers use increased 10%. As a result, Mr. Aldinger satisfied all targeted financial performance goals as well as his qualitative goals set by the Committee. In accordance with the intent and purposes of the 1998 Key Executive Bonus Plan, a bonus pool of $41,000,000 was generated based on 2000 financial results. Mr. Aldinger's maximum bonus opportunity for 2000, as set by the Committee, was 20% of the pool, or $8,200,000. The Committee approved a 2000 bonus of $4,000,000 to Mr. Aldinger, which represented 10% of the pool, based on his excellent performance and market data on comparable positions.

  In 2000, the Committee also approved an amendment to Mr. Aldinger's Supplemental Executive Retirement Plan ("SERP") to add a 20 year pension service and benefit credit. This amendment was made to Mr. Aldinger's SERP to make it more consistent with SERP arrangements typically provided to Chief Executive Officers in the financial services industry, based on market data prepared by Arthur Andersen LLP.

- Other Executive Officers

  The other executive officers reviewed by the Committee and named in this Proxy Statement were also paid annual bonuses under the 1998 Key Executive Bonus Plan based on (i) position level, which determines the maximum percentage of the bonus pool which may be awarded (this ranges from 3% to 11%) and (ii) achievement of certain shared Household objective financial performance goals, of which the results for 2000 are discussed above, and (iii) the satisfaction of specific individual objective and subjective performance goals relating to the company and their individual business unit. No executive officer received the maximum amount permitted by the Plan.

- Long-Term Incentive Compensation

  In 2000, awards made to executive officers under the 1996 Long-Term Executive Incentive Compensation Plan were comprised of stock options (as discussed on page 18) and the one-time special grant of restricted stock rights (discussed on page 16). The Committee believes that compensation based on an increase of our Common Stock price is an appropriate method of providing long-term incentives as it is directly related to our financial performance and maintains a significant portion of the executive's total compensation at-risk.

  The Committee believes a long-term award must be meaningful in order to provide the best incentive and retain the best executives. Our aim is to provide a compensation package that rewards superior performance. The Committee's stock option award recommendation was based on a review of each executive's performance for the year, the executive's value to the company, previous option awards, and competitive information provided by Frederic W. Cook & Co., Inc. No specific weight was accorded to any of the factors noted in this decision process. The Committee's one-time special RSR award was based on many factors. The most significant factor was retention concerns given the depressed market value of financial stocks at that time as well as the eligibility of many key executives to retire with full retirement benefits in the near term. The Committee based its award determination on market research of similar awards made by Household's competitors in the financial services industry. Mr. Bangs was not granted any of the special RSRs given his retirement plans.

TAX DEDUCTIBILITY

  We established compensation programs that we believe meet all the current tests required for compensation to be deductible to us for federal income tax purposes. The Committee has directed the company to modify, when necessary, compensation plans for its executive officers to maximize our federal tax deduction. The Committee reserves the right to use good independent judgment, on a case by case basis, to make nondeductible awards to reward employees for excellent service or recruit new executives while taking into consideration the financial effects such action may have on the company.

  It is the Committee's view that the compensation package of Mr. Aldinger and each of the named executive officers was based on an appropriate balance of (1) our overall or a particular business unit's 2000 financial performance, (2) the officer's individual performance, and (3) competitive standards. No member of the Committee is a former or current officer or employee of Household or any of its subsidiaries.

COMPENSATION COMMITTEE

     G. A. Lorch, Chairman
     R. J. Darnall
     J. A. Edwardson
     S. J. Stewart
     L. W. Sullivan, M.D.

PERFORMANCE OF HOUSEHOLD

  The graphs, charts and related disclosures contained in this section of the Proxy Statement should not be considered part of (i.e., are not "incorporated by reference") other documents we have filed or must file with the SEC. The stock price performance shown in the graphs does not necessarily indicate future price performance.

                       FIVE-YEAR CUMULATIVE TOTAL RETURN
 ASSUMES INVESTMENT OF $100 BEGINNING DECEMBER 31, 1995 AND THE REINVESTMENT OF
                                   DIVIDENDS.
LINE GRAPH

                                                        HOUSEHOLD                S&P FINANCIALS                  S&P 500
                                                        ---------                --------------                  -------
12/95                                                    100.00                      100.00                      100.00
12/96                                                    158.00                      135.00                      123.00
12/97                                                    222.00                      200.00                      164.00
12/98                                                    209.00                      223.00                      211.00
12/99                                                    200.00                      232.00                      255.00
12/00                                                    300.00                      292.00                      232.00

---------------------------------------------------------------------------------------------------------------------------------
       TOTAL RETURN              12/95            12/96            12/97            12/98            12/99           12/2000
---------------------------------------------------------------------------------------------------------------------------------
  Household                       100              158              222              209              200              300
---------------------------------------------------------------------------------------------------------------------------------
  S&P Financials                  100              135              200              223              232              292
---------------------------------------------------------------------------------------------------------------------------------
  S&P 500                         100              123              164              211              255              232
---------------------------------------------------------------------------------------------------------------------------------

  The above chart compares total returns (assuming all dividends are reinvested) of Household, the Standard & Poor's Composite Financial Stock Price Index ("S&P Financials") and the Standard & Poor's 500 Composite Stock Price Index ("S&P 500"). Our Common Stock is included in both of the S&P indices. The chart assumes $100 was invested in Household Common Stock on December 31, 1995, and that all dividends are reinvested. We are required to publish the five-year return chart so you can compare our performance to other stocks. We also have included information below showing total return over different periods because shares may have been acquired at different times and we believe it is helpful to know how the Common Stock performed in other periods.

  The estimated compound annual total return (which is the stock price appreciation that occurs over the period noted plus the value of dividends paid to stockholders and reinvested over that same period of time) for the past one, three, five and ten year periods for Household's Common Stock and the noted indices was as follows (in percentages):

----------------------------------------------------------------------------------------------------------------------------
                                                          3 YEARS                  5 YEARS                  10 YEARS
     TOTAL RETURN                  2000                 (1998-2000)              (1996-2000)              (1991-2000)
----------------------------------------------------------------------------------------------------------------------------
  Household                        50%                      11%                      25%                      29%
  S&P Financials                   26%                      13%                      24%                      24%
  S&P 500                          (9)%                     12%                      18%                      17%
----------------------------------------------------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

  The table below discloses information concerning compensation for services rendered during 2000, 1999 and 1998 to Household and its subsidiaries by its Chief Executive Officer and each of the five most highly paid executive officers of Household as of December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                           ---------------------------------------------------
                                                                                    AWARDS            PAYOUTS
                                          ANNUAL COMPENSATION              ------------------------   --------
                               -----------------------------------------                   NUMBER
                                                              OTHER        RESTRICTED    OF SHARES
NAME AND                                                     ANNUAL          STOCK       UNDERLYING     LTIP       ALL OTHER
PRINCIPAL POSITION      YEAR     SALARY       BONUS      COMPENSATION(1)     RIGHTS       OPTIONS     PAYOUTS     COMPENSATION
------------------------------------------------------------------------------------------------------------------------------
William F. Aldinger     2000   $1,000,000   $4,000,000      $ 154,242      $7,999,962(2)  600,000           --      $245,382(3)
Chairman, Chief         1999    1,000,000    3,000,000        107,639              --     460,000           --       213,104
Executive Officer       1998      888,463    2,300,000         82,188              --     500,000           --       151,383
and Director
------------------------------------------------------------------------------------------------------------------------------
Lawrence N. Bangs       2000   $  509,616   $2,000,000      $ (71,026)             --     250,000           --      $134,509(3)
Vice Chairman           1999      500,000    1,500,000       (111,839)             --     124,000           --        97,566
                        1998      390,385      850,000        181,285              --     134,000           --        67,360
------------------------------------------------------------------------------------------------------------------------------
Gary D. Gilmer          2000   $  500,000   $2,000,000      $  63,743      $4,999,966(2)  150,000           --      $122,873(3)
Group Executive --      1999      500,000    1,500,000         44,303              --     124,000           --        83,459
Consumer Lending        1998      404,809      850,000        288,951              --     134,000           --        34,954
------------------------------------------------------------------------------------------------------------------------------
David A. Schoenholz     2000   $  500,000   $2,000,000             --      $4,999,966(2)  150,000           --      $123,433(3)
Group Executive --      1999      500,000    1,500,000             --              --     124,000     $456,094(4)     79,101
Chief Financial         1998      425,482      750,000             --              --     134,000      222,305(4)     56,918
  Officer
------------------------------------------------------------------------------------------------------------------------------
Siddharth N. Mehta(5)   2000   $  509,616   $1,500,000             --      $4,999,966(2)  150,000           --      $ 91,934(3)
Group Executive --      1999      500,000    1,000,000      $  84,000              --     124,000           --        16,018
Credit Card Services    1998      259,615      700,000         59,188              --     434,000           --            --
------------------------------------------------------------------------------------------------------------------------------
Rocco J. Fabiano        2000   $  497,115   $1,500,000             --      $4,999,966(2)  125,000           --      $ 89,827(3)
Group Executive --      1999      350,000    1,000,000      $ 102,260              --      75,000           --        16,961
Retail Finance          1998      252,278      311,250             --              --      75,000           --        20,112
------------------------------------------------------------------------------------------------------------------------------

(1) Other Annual Compensation includes items such as financial planning services, physical exams, club initiation fees, expatriate benefits, and car allowances. SEC rules require disclosure of the specific type and amount of compensation when a benefit exceeds 25 percent of the total Other Annual Compensation for an individual executive officer. That itemization follows:
    Car allowances for 2000 were: $14,423 for Mr. Aldinger, $11,000 for Messrs. Bangs, Gilmer, Schoenholz, $11,212 for Mr. Mehta and $10,577 for Mr. Fabiano. Mr. Aldinger: Board policy expressly directs the Chairman to use our corporate aircraft to the fullest extent for business and personal travel and that personal aircraft use be reported as income. Under the IRS formula, his personal use of company aircraft was calculated to be $106,881 in 2000, $68,408 in 1999, and $48,170 in 1998. Mr. Bangs: In the early
    1990s, Mr. Bangs was on international assignment to HFC Bank plc in the U.K. and continues to have compensation related to this expatriate experience. For example, in 2000, Mr. Bangs repaid $88,232 to Household for an expatriate 1999 tax year equalization settlement. In 1999, Mr. Bangs repaid $129,113 to Household for an expatriate 1998 tax year equalization settlement. In 1998, he received $169,272 in compensation related to his U.K. assignment. Of that amount, $190,474 related to U.K. tax liability; $54,929 related to a tax gross-up; and he repaid $76,131 to Household for an expatriate 1997 tax year equalization settlement. Mr. Gilmer: Mr. Gilmer was transferred to the U.K. in 1995 as Managing Director of HFC Bank plc. He returned to the United States in January, 1998. Included are tax equalization, relocation, housing and cost of living payments and adjustments. In 2000, $34,312 was related to a U.K. tax liability for Mr. Gilmer. In 1999, $49,593 was paid to Mr. Gilmer relating to his tax advances and related gross-up. He repaid $29,036 to Household for an expatriate 1998 tax year equalization settlement. In 1998, Mr. Gilmer received $276,203 in compensation relating to his U.K. assignment. Of that amount, $125,166 was related to U.K. tax liability; $65,956 was related to U.S. tax liability; and $53,082 was for relocation expenses. Mr. Mehta: Pursuant to his hiring agreement, Mr. Mehta received $66,000 on his one-year anniversary with Household representing the company contribution he would have received in TRIP had he been eligible to participate during his first year. Mr. Mehta received $46,477 in relocation expenses in 1998. Mr. Fabiano: In 1999, Mr. Fabiano received $97,429 to terminate certain stockholder agreements relating to Household securities.

(2) On May 10, 2000, the Compensation Committee granted special one-time restricted stock rights to 66 key executives of the corporation to assist in retention, reward outstanding operating performance and reflect current trends in compensation in the financial services industry. The Restricted Stock Right values shown reflect the fair market value of the underlying Household Common Stock on the date of grant ($39 7/8 per share). This valuation does not take into account the diminution in value attributable to the restrictions applicable to the underlying shares. Based on a closing Common Stock price of $55 per share on December 29, 2000, the aggregate value of the Restricted Stock Rights is as follows: Mr. Aldinger, 200,626 shares ($11,034,430); Mr. Gilmer, 125,391 shares ($6,896,505); Mr.
    Schoenholz, 125,391 shares ($6,896,505); Mr. Mehta, 125,391 shares
    ($6,896,505); and Mr. Fabiano, 125,391 shares ($6,896,505). These special
    Restricted Stock Rights vest one-third on the second anniversary of the date of grant and two-thirds on the third anniversary of the date of grant. Dividend equivalents, in the form of additional income, are paid on all underlying shares for the Restricted Stock Rights at the same rate as paid to all Common Stock shareholders. Upon a change in control, these Restricted Stock Rights will not immediately vest like other outstanding restricted stock rights, unless the executive's employment ends under certain circumstances within the 36 month period following a change in control.

(3) Includes life insurance premiums paid by Household in 2000 for the benefit of executives as follows: Mr. Aldinger, $5,382; Mr. Bangs, $15,085; Mr. Gilmer, $4,987; Mr. Schoenholz, $3,433; Mr. Mehta, $2,077; and Mr. Fabiano, $0. The remaining amounts shown being Household's contribution for the executive officer's participation in TRIP and Supplemental TRIP (see page
    19).

(4) The payments shown for 1999 and 1998 represent the payouts of a Special Performance Share Award granted February 1, 1994, to Mr. Schoenholz (15,750 shares), of which 50% was paid February 1, 1999, 25% on February 2, 1998, and 25% on February 7, 1997, at the $43.44, $42.34 and $32.92
    (split-adjusted) per share fair market values of Common Stock on said dates, respectively.

(5) Mr. Mehta joined Household on June 15, 1998. The salary shown in 1998 is for the period from June 15, 1998, to December 31, 1998. Under the terms of his employment agreement, Mr. Mehta was guaranteed a bonus of $600,000 for the 1998 calendar year. Upon joining Household, Mr. Mehta received an option to acquire 300,000 shares of Common Stock.

INCENTIVE AND STOCK OPTION PLANS

  Household's stockholders previously approved the Household International 1996 Long-Term Executive Incentive Compensation Plan (the "1996 Plan"). The Committee has discretion to grant employees awards under the 1996 Plan. The Committee may award stock options, restricted stock rights or Common Stock as incentive compensation. Until stockholders approve a new incentive compensation plan, all incentive awards will be made under the 1996 Plan. The 1996 Plan will terminate on May 8, 2006. The 1996 Plan allows certain optionees to transfer options within specific rules and limitations and provides for immediate vesting of all outstanding awards in the event of a change in control of Household. No more than 1,200,000 shares may be awarded under the 1996 Plan to any one person in any calendar year.

  Under the 1996 Plan, the Committee may grant any type of option to purchase shares of Common Stock that is legally permitted at the time of grant. Options will generally not be exercisable less than one year nor more than ten years and one day from the date of grant. However, the Committee may extend the expiration date of any option provided it does not exceed fifteen years from the date the option is granted. The Committee has not extended the expiration date of any option granted to any of the named executive officers. The option price per share under each plan will not be less than the fair market value of one share of Common Stock on the date of grant. Any unissued shares or shares subject to option grants which expire will be made available for issuance by the Committee in the future. Shares of Common Stock issued under the 1996 Plan may be authorized but unissued shares, treasury shares, or shares purchased in the open market.

  Options to acquire Common Stock are also outstanding under an incentive plan adopted by stockholders in 1984 (the "1984 Plan"), and various option plans assumed by Household in connection with the mergers with Beneficial Corporation in 1998 and Renaissance Holdings, Inc. in 2000. All options outstanding under these plans are fully vested. No further awards will be made under any of these plans. Payment for options under each of the plans may be made with cash or, at the discretion of the Committee, with shares of Common Stock or both cash and shares.

  As of March 15, 2001, options were granted for 14,094,409 shares of Common Stock under the 1996 Plan, while options to acquire 4,303,529 shares were outstanding under the 1984 Plan and options to purchase 1,134,665 shares were outstanding under the Beneficial and Renaissance option plans. We have 9,342,218 shares of Common Stock available for grant under the 1996 Plan. These amounts will be proportionately adjusted for any stock dividends, stock splits, consolidations or reclassifications.

  The 1996 Plan authorizes the Committee to grant Restricted Stock Rights ("RSRs"). RSRs entitle an employee to receive shares of Common Stock if the employee satisfies conditions set by the Committee in the award. The most common condition requires the employee to remain employed by Household for a period before the actual shares are issued to the employee. The Committee may accelerate any payment prior to the vesting period for reasons such as achieving individual or corporate performance levels established when the RSR was granted. Unless specifically noted in the grant, if there is a change in control of Household, all outstanding RSRs vest in full. A holder of RSRs is not entitled to any of the rights of a holder of Common Stock until the shares are issued; however, the Committee may direct Household to pay the holder cash equal to the cash dividends declared on Common Stock for each share of stock subject to an RSR. RSRs were also granted under the 1984 Plan. As of December 31, 2000, 2,135 employees had outstanding RSRs representing 3,954,303 shares under the 1996 Plan and the 1984 Plan. During 2000, a special award of RSRs was granted to some of the named executive officers. Please review footnote 2 to the "Summary Compensation Table" on page 15 for a complete discussion of these RSRs.

  The average purchase price for all outstanding options held by the 457 participants in the 1996, 1984, Beneficial and Renaissance plans at December 31, 2000, was $31.09 with expiration dates from 2001 to 2010. The following table shows option exercises by the named executive officers in 2000 and their gain ("value realized"), which is the market value on the exercise date less the price of the option when it was granted. It also shows the number of options that have not been exercised and their potential value using the fair market value on December 29, 2000.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                               NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                                  UNDERLYING                   IN-THE-MONEY
                                                            UNEXERCISED OPTIONS AT              OPTIONS AT
                                                               DECEMBER 31, 2000           DECEMBER 31, 2000(1)
                                  SHARES       VALUE      ---------------------------   ---------------------------
NAME                             EXERCISED    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             ---------   ----------   -----------   -------------   -----------   -------------
William F. Aldinger               250,000    $9,070,325    2,303,500      1,307,500     $70,804,439    $14,101,119
Lawrence N. Bangs                       0             0      473,000        440,000      12,875,876      4,361,988
Gary D. Gilmer                     50,000     1,736,750      269,250        328,750       6,282,533      3,524,591
David A. Schoenholz                37,943     1,403,786      429,900        340,000      11,189,081      3,711,988
Siddharth N. Mehta                      0             0      248,000        460,000       3,100,748      4,717,138
Rocco J. Fabiano                        0             0      112,500        237,500       1,911,469      2,786,499

---------------
(1) Calculated based on the fair market value of Common Stock on December 29, 2000 ($55.72 per share).

  Executive officers participating in the 1998 Key Executive Bonus Plan may receive assistance in exercising stock options awarded under the 1984 and 1996 Plans. Executives in Career Bands S and D may also receive assistance to settle their tax consequences upon vesting of RSRs under the 1984 and 1996 Plans. The Committee may direct the company to lend funds or guarantee loans that will be used to pay the exercise price for an option or tax consequences upon RSR issuances. Loans have a maximum term of eight years. Loans extended under the Plans bear interest at a variable rate that is adjusted each year to equal the greater of the average annual rate for three-year U.S. Treasury notes for the preceding calendar year (6.62 percent for 2000), and the applicable rate in effect under Section 1274(d) of the Internal Revenue Code (the "Code") at the time the loan is made (currently 5.07 percent for loans made in March, 2001).

  The following lists the unpaid principal balances for executive officers with loans outstanding under the Plans during 2000 and for all executive officers as a group.

                                                        BALANCE AS OF     MAXIMUM BALANCE
NAME                                                  DECEMBER 31, 2000     DURING 2000
----                                                  -----------------   ---------------
William F. Aldinger                                      $2,791,575         $3,014,412
Lawrence N. Bangs                                         1,497,881          1,588,480
Gary D. Gilmer                                              524,771            564,385
David A. Schoenholz                                       1,621,676          1,730,695
All Executive Officers as a Group(1)                     $7,801,898         $8,313,966

---------------
(1) The balance as of December 31, 2000 and the maximum balance during 2000 represent loans to six persons.

  The following table shows the number of stock options granted in 2000 to the named executives, the percentage each award is of the total granted to employees in 2000, the per share exercise or base price and the expiration date. The table also presents the potential realizable value for each grant and the resulting benefit to all Common Stock shareholders if the assumed appreciation in stock price occurs. The presentation of stock options in the table below is required by SEC rules and is not intended to forecast possible future appreciation, if any, of the Common Stock price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS(1)                         POTENTIAL REALIZABLE
                                  ----------------------------------------------------           VALUE AT ASSUMED
                                    NUMBER       % OF TOTAL                                    ANNUAL RATES OF STOCK
                                  OF SHARES       OPTIONS       EXERCISE                      PRICE APPRECIATION FOR
                                  UNDERLYING     GRANTED TO      OR BASE                            OPTION TERM
                                   OPTIONS       EMPLOYEES        PRICE     EXPIRATION   ---------------------------------
              NAME                 GRANTED     IN FISCAL YEAR   ($/SHARE)      DATE            5%                10%
              ----                ----------   --------------   ---------   ----------         --                ---
All Common Shareholders(2)              n/a          n/a                       n/a       $14,580,033,686   $36,948,667,959
All Employee Optionees(3)         2,490,000          100%        $49.22     11/13/10          77,075,942       195,325,570
Optionee Gain as % of All Common
  Shareholders Gain                     n/a          n/a            n/a        n/a                  .05%              .05%
William F. Aldinger                 600,000         24.1         $49.22     11/13/10          18,572,516        47,066,402
Lawrence N. Bangs                   250,000         10.0         $49.22     11/13/10           7,738,548        19,611,001
Gary D. Gilmer                      150,000          6.0         $49.22     11/13/10           4,643,129        11,766,601
David A. Schoenholz                 150,000          6.0         $49.22     11/13/10           4,643,129        11,766,601
Siddharth N. Mehta                  150,000          6.0         $49.22     11/13/10           4,643,129        11,766,601
Rocco J. Fabiano                     25,000          1.0         $35.47     02/08/10             557,653         1,413,203
                                    100,000          4.0         $49.22     11/13/10           3,095,419         7,844,400

---------------
(1) Options to employees generally vest (can be exercised) as follows: 25% at each anniversary after the grant date with full vesting on the fourth anniversary. The 1984 and 1996 Plans allow the Committee to modify terms of outstanding options and to reprice the options. No options have ever been repriced by Household.

    The option holder may use shares already held to purchase the option shares or to pay withholding taxes. The options were granted for a term of ten years and one day, subject to earlier termination or certain events related to termination of employment.

(2) The "All Common Shareholders" line is shown for comparison purposes only. The Potential Realizable Value to all common shareholders is the aggregate net gain for all common shareholders using the fair market price of $49.22 on the November 13, 2000, option grant date. Potential appreciation is calculated using assumed annual rates of 5% and 10% for a ten-year period. There can be no assurance that the Common Stock will perform at the rates shown in the table. Household will neither make nor endorse any predictions as to future stock performance.

(3) The option price shown for the "All Employee Optionees" line is $49.22 (the fair market value option price as determined on the grant date of November 13, 2000). This option exercise price of $49.22 is shown as it reflects approximately 97% of all employee options granted in 2000. The assumed expiration date for the "All Employee Optionees" line is November 13, 2010.

    As described on page 8, on November 13, 2000, each independent Director received an option to purchase 8,000 shares of Common Stock. These options are not included in the information provided on the "All Employee Optionees" line.

EMPLOYMENT AGREEMENTS

  Executive officers have employment contracts approved by the Committee. The initial term of each contract is 18 months, renewed daily, unless we choose not to renew the contract. During the contract term, each executive officer receives a minimum specified annual salary (which may be increased but not decreased), and is entitled to receive benefits from our executive bonus and incentive plans, employee retirement plans, and medical, disability and life insurance plans. We may terminate any contract for cause. An executive may terminate a contract if his or her compensation is reduced, there is a substantial reduction in responsibilities or the executive is given notice of non-renewal. With the exception of Mr. Aldinger, if a contract is terminated, the executive receives a lump sum payment, which approximates 150% of the executive's salary and bonus as well as health coverage at Household's expense for up to 18 months. In the case of Mr. Aldinger, the lump sum payment will approximate 200% of his salary and bonus. Mr. Aldinger will also be entitled to life, health and disability coverage, as well as automobile and financial counseling allowances, for up to two years.

  Under such contracts, an executive whose position is adversely influenced following a change in control of Household is entitled to receive a lump sum severance payment equal to or approximating 300% of the executive's salary and bonus. In addition, the executive will receive three additional years' benefits under Household's retirement plans, as well as three additional years' health, life and disability insurance coverage, and automobile and financial counseling allowances. Except in the case of Mr. Aldinger and during a limited 60 day period following a change in control during which an executive may voluntarily resign for any reason and receive severance payments, no executive will receive the additional severance payment following a change in control of Household unless the executive loses his or her job or resigns after experiencing certain adverse changes in compensation or job conditions. Mr. Aldinger is entitled to resign for any reason within 36 months after a change in control and receive all payments under the contract following a change in control.

  Each terminated executive will also receive pro rata vesting (Mr. Aldinger will be 100% vested) in stock options and restricted stock to the extent not already vested but all executive officers will become 100% vested in the case of a change in control.

  Severance payments considered "excess parachute payments" by Section 280G(b) of the Code are subject to federal excise tax. We will pay the executive an additional amount equal to the excise tax imposed under Section 4999 of the Code plus income tax payable with respect to the payment of such excise tax amount.

  Executive officers and Directors of Household have been, or may become, customers of, or had transactions with, Household's subsidiaries. Such transactions, which include credit card loans, are made by our subsidiaries in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those for comparable transactions with other persons and do not involve more than normal risk of loss or other unfavorable consequences.

SAVINGS-STOCK OWNERSHIP AND PENSION PLANS

  Household established its Tax Reduction Investment Plan, which is a deferred profit-sharing and savings plan for our eligible employees. TRIP also qualifies as an employee stock ownership plan. With certain exceptions, an employee at least 21 years of age with one year of service (three years of service if under age 21) and not part of a collective bargaining unit may contribute into TRIP, on a pre-tax and after-tax basis, up to 15% of the participant's cash compensation (subject to a maximum annual pre-tax contribution by a participant of $10,500, as adjusted for cost of living increases, and certain other limitations imposed by the Code) and invest such contributions in Common Stock or separate equity or income funds.

  We contribute 3% of compensation on behalf of each participant who contributes 1% and we match any additional participant contributions up to 4% of compensation but the matching contributions will not exceed 6% of a participant's compensation if the participant contributes 4% of compensation. Our matching contributions are invested in Common Stock. The plan provides for immediate vesting of all contributions. With certain exceptions, a participant's after-tax contributions which have not been matched by us can be withdrawn at any time. Both our matching contributions made prior to 1999 and the participant's after-tax contributions may be withdrawn after five years of participation in the plan. A participant's pre-tax contributions and our matching contributions after 1998 may not be withdrawn except for an immediate financial hardship, upon termination of employment, or after attaining age 59 1/2. Participants may borrow from their TRIP accounts under certain circumstances.

  Household has also established the Supplemental Tax Reduction Investment Plan ("Supplemental TRIP") and the Excess Benefit Plan ("Excess Plan"), which are unfunded plans for eligible employees of Household and its participating subsidiaries whose participation in TRIP is limited by the Code. Only matching contributions required to be made by Household pursuant to the basic TRIP formula are invested in Supplemental TRIP through a credit to a bookkeeping account maintained by us which deems such contributions to be invested in Common Stock share equivalents.

  The Household Retirement Income Plan ("RIP") is a non-contributory, defined benefit pension plan for employees of Household and its U.S. subsidiaries who are at least 21 years of age with one year of service and not part of a collective bargaining unit. Annual pension benefits equal a percentage of an employee's "Final Average Salary" (as defined below) not in excess of "Covered Compensation" (as defined below) plus a percentage of an employee's Final Average Salary that exceeds Covered Compensation. "Covered Compensation" is the average of the Social Security taxable wage base over the 35-year period ending in the year of retirement or earlier termination of employment. "Final Average Salary" equals the average of salary plus bonus, whether paid in cash or stock, for the five successive highest paid years out of the employee's last 10 years of service. The percentage applied to Final Average Salary and Covered Compensation is determined on the basis of years of employment and age at retirement. This percentage increases as years of employment and age at retirement increase. Participants become fully vested in their accrued pension benefits after three years of vesting service. Payment of vested pension benefits normally begins at age 65, but an early retirement benefit at reduced levels may be paid if a participant is at least 55 years of age with 10 years of employment or, if the participant was an employee on December 31, 1989, is at least 50 years of age with 15 years of employment.

  Effective January 1, 2000, RIP was amended to provide an account-based formula instead of the traditional defined benefit formula described above for employees hired after 1999. The account-based formula provides a benefit based upon a percentage of compensation for each year of service and an assumed rate of return. The contribution percentage is 2% and the assumed rate of return is tied to the lesser of the 10-year or 30-year treasury rate.

  In 1997, the Board adopted a Supplemental Executive Retirement Plan ("SERP") for Mr. Aldinger because he would not otherwise qualify for a full benefit under RIP and the Household Supplemental Retirement Income Plan ("Supplemental RIP") due to his age when he joined Household. In 2000, the SERP was subsequently amended and restated to provide for a benefit based upon the RIP 1989 formula but with 20 years of benefit service being added and with an offset not only for RIP and Supplemental RIP but also for pension benefits received from Wells Fargo and Citibank. A portion of the SERP benefit will become payable in the event that Mr. Aldinger voluntarily terminates employment, dies or becomes disabled prior to January 1, 2003. The benefit under the SERP formula (before offset) will not be increased, however, except for interest, after Mr. Aldinger attains age 60.

  TRIP and RIP may be made available to members of a collective bargaining unit if inclusion results from good faith bargaining.

  A portion of the benefits payable under RIP to certain executive officers (including those named in the Summary Compensation Table) may be paid by Household through the Supplemental RIP. Supplemental RIP was established due to the limitations imposed on the Retirement Plan by federal laws limiting benefits payable under tax-qualified plans. Payments made by Household under Supplemental RIP to certain officers have been deposited by such officers in trusts they created.

  The following table illustrates the amount of RIP (including Supplemental RIP and any related trust) total annual pension benefits on a straight-life annuity basis for eligible employees retiring at age 65 who were employed before 1990. If the employee was hired after 1989 and does not have at least 30 years of employment at retirement, his benefit will be reduced 1/360 for each month less than 30 years. The amounts in this table are not subject to deduction for Social Security or other offset amounts and do not reflect any limitations on benefits imposed by ERISA or federal tax laws.

  The years of employment of Messrs. Aldinger, Bangs, Gilmer, Schoenholz, Mehta and Fabiano for purposes of RIP are, respectively, 7 years, 42 years, 30 years, 17 years, 3 years and 4 years.

   AVERAGE ANNUAL
    COMPENSATION                                                           40 OR
    USED AS BASIS            15 TO 30              35 YEARS             MORE YEARS
FOR COMPUTING PENSION   YEARS OF EMPLOYMENT      OF EMPLOYMENT         OF EMPLOYMENT
---------------------   -------------------   -------------------   -------------------
     $1,000,000             $  567,767            $  592,767            $  617,767
     $1,500,000             $  852,767            $  890,267            $  927,767
     $2,000,000             $1,137,767            $1,187,767            $1,237,767
     $2,500,000             $1,422,767            $1,485,267            $1,547,767
     $3,000,000             $1,707,767            $1,782,767            $1,857,767
     $3,500,000             $1,992,767            $2,080,267            $2,167,767
     $4,000,000             $2,277,767            $2,377,767            $2,477,767
     $4,500,000             $2,562,767            $2,675,267            $2,787,767
     $5,000,000             $2,847,767            $2,972,767            $3,097,767

ITEM (2): STOCKHOLDER PROPOSAL

  The Corporation has been notified that Northstar Asset Management Inc., 30 St. John Street, Boston, Massachusetts 02130, who holds 1,100 shares of the Corporation's Common Stock, intends to present the following proposal for consideration at the Annual Meeting:

"WHEREAS, the sub-prime lending industry has come under increasing public scrutiny for predatory lending directed at low-income people. Several states and the US Congress have held public hearings on predatory lending practices. The state of North Carolina has adopted strict laws imposing restrictions on sub-prime lending practices. Other states are presently considering similar legislation;

Household International's executive officers have made public statements committing to business practices free of predatory lending. We believe our corporate leaders should be evaluated based on their success in meeting these commitments;

Household International has been the subject of numerous protests over its lending policies and practices. These protests have been reported in both national and local media and potentially threaten Household International's reputation, a vital asset in the marketplace. Among the concerns of community activists is the practice of packaging loans with highly profitable single premium credit insurance. In a June 2000 report on predatory lending the US Treasury Department called lump-sum credit insurance "unfair, abusive and deceptive."

RESOLVED, the Board shall conduct a special executive compensation review to study ways of linking a portion of executive compensation to successfully addressing the public's concern about predatory lending practices. Among the factors considered in this review might be: implementation of policies to prevent predatory lending, development of staff training programs about predatory lending, constructive meetings with concerned community groups, and reductions in the levels of predatory lending complaints filed with government bodies. A summary of this review will be published in the Compensation Committee's report to stockholders.

SUPPORTING STATEMENT

  Household International's officers have stated their strong commitment to high standards of corporate social responsibility. The proposed resolution creates a mechanism for evaluating the company's officers in meeting these objectives and would offer company leaders a positive incentive for establishing Household International as a leader in ending predatory lending practices and ensuring fair treatment of customers."

MANAGEMENT'S STATEMENT

  THE BOARD OF DIRECTORS OF HOUSEHOLD RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL.

  Generally, the Proposal requests Household to consider ways to tie executive compensation to ethical lending standards. As described below, Household believes that the objectives of this Proposal have been implemented because goals for senior executives for compensation purposes are already based on a combination of quantitative and qualitative measures, including compliance with laws and the Statement of Business Principles of Household adopted by your Board of Directors.

  The Corporation's executive compensation program is administered by the Compensation Committee of the Board of Directors. This Committee is composed solely of independent, outside directors. Each senior executive is evaluated by the Compensation Committee and is assigned goals for the upcoming year. A detailed report of the Compensation Committee describing particular performance of senior executives against these goals is included in the Corporation's Proxy materials.

  An absolute requirement for each senior executive, in fact every employee of the Corporation, is that he, or she, will abide by the Statement of Business Principles of Household. The Statement of Business Principles is very clear. They require that every employee "act honestly and fairly at all times" and that they "comply with all applicable laws and regulations." Adherence to this policy is expected and is considered in evaluating the performance of each employee at all levels of the Corporation. As stated in this policy, '[v]iolations of this policy and failures to report known violations will subject the employee to disciplinary procedures, including termination of employment."

  Household's commitment to fair and honest dealings with its customers are central to its business philosophy. In addition to its adoption of the Statement of Business Principles discussed above, Household has taken many other actions in furtherance of its commitment to prevent unfair lending practices. For example, in February 2001, Household formed a special, blue-ribbon advisory board, the Household International Consumer Advisory Board, that will advise Household on its lending and business principles, including the Corporation's business and legislative initiatives, as well as community relations and philanthropic activities. For this advisory function, the Corporation brought together a group of highly-respected leaders from the public and private sector, including former U.S. Senator Connie Mack, the Honorable Thomas F. McLarty, former California State Senator Art Torres and Ohio State University College of Law Professor Vincene Verdun. Household also has created and maintains a Responsible Lending Committee, chaired by its Vice Chairman, to evaluate and formulate its lending policies and to ensure effective communication of the Corporation's position regarding predatory lending issues and practices. Moreover, Household devotes significant resources to on-going compliance with applicable law and regulation, the primary focus of such laws and regulations being the prevention of unfair lending practices.

  Based upon the foregoing, Household already has tied its executive's compensation to ethical lending standards through its Statement of Business Principles and its policy to enforce those Principles as a condition of employment and has implemented many of the policies and programs sought in this Proposal. ACCORDINGLY, THE BOARD RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL (ITEM 2 ON THE PROXY CARD).

AUDIT COMMITTEE REPORT AND OUTSIDE AUDITOR INDEPENDENCE

GENERAL

  The Audit Committee approved this Report on January 29, 2001. This Report should not be considered part of ("incorporated by reference") any other document we have filed, or will file, with the SEC.

ROLE AND ACTIONS OF THE AUDIT COMMITTEE

  The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, auditing and financial reporting practices. The Audit Committee consists of five independent Directors (as independence is defined by the rules of the NYSE) and operates pursuant to a written charter adopted by the Board of Directors. The Audit Committee reviews this charter annually. A copy of this charter is included with this proxy statement as Annex A.

  The Audit Committee recommends to the Board of Directors the selection of Household's independent outside auditors. Arthur Andersen LLP acted as our independent outside auditors for the 2000 fiscal year and has been selected by the Audit Committee to act in such capacity for the 2001 fiscal year.

  Household's management is responsible for designing and maintaining appropriate systems of internal controls and financial reporting processes. The independent outside auditors are responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing their report thereon. The Audit Committee provides independent, objective oversight of these functions.

  The Audit Committee met with management, Household's internal auditors and its independent outside auditors four times throughout the past year. Meetings with the internal auditors and the independent outside auditors were held both in the presence of management and privately. At these meetings the Audit Committee discussed the overall scope and plans for the respective audits, the results of the examinations, the evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also discussed with the independent outside auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

INDEPENDENCE OF THE OUTSIDE AUDITORS

  With respect to outside auditor independence, the Audit Committee has received the written disclosures and the letter from Arthur Andersen required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). Management advised the Audit Committee, and Arthur Andersen confirmed, that the aggregate fees billed by Arthur Andersen in the most recent fiscal year for the following matters were as follows:

  - Audit Fees -- $1,977,000

  - Financial Information Systems Design and Implementation Fees -- None

  - All Other Fees -- $1,998,000

  The Audit Committee discussed with Arthur Andersen their independence from Household and its management and specifically considered whether the payments made for non-audit services was compatible with maintaining that independence. In evaluating Arthur Andersen's independence, the Audit Committee recognized that a substantial amount of "All Other Fees" relate to services traditionally provided by auditors such as due diligence, issuance of comfort letters, review of registration statements, consulting services, miscellaneous tax services, expatriate tax services and other services. Also, in considering the independence standard, the Audit Committee looked to whether a relationship or service: (a) created a mutual or conflicting interest between Arthur Andersen and Household; (b) placed Arthur Andersen in the position of auditing its own work; (c) resulted in Arthur Andersen acting as a manager or employee of Household; or (d) placed Arthur Andersen in a position of being an advocate for Household. Based on the foregoing, the Audit Committee believes that Arthur Andersen LLP is independent for purposes of auditing the financial information of Household.

AUDIT COMMITTEE RECOMMENDATION

  Management has represented to the Audit Committee that our consolidated financial statements for the year ended December 31, 2000 were prepared in accordance with generally accepted accounting principles. Based on the Audit Committee's discussions with management, Household's internal auditors and Arthur Andersen and its review of the reports of Arthur Andersen with respect to these financial statements to Household and the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the SEC.

AUDIT COMMITTEE MEMBERS
     L.E. Levy, Chair
     G.G. Dillon
     J.A. Edwardson
     M.J. Evans
     J.B. Pitblado

ITEM (3): RATIFICATION OF AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, voted to appoint Arthur Andersen LLP to serve as the independent public accountants for the fiscal year ending December 31, 2001. Although it is not required to do so, the Board is asking for your approval of this appointment. If the selection is not ratified, the Board of Directors will reconsider the appointment. A representative of Arthur Andersen LLP will be present at the Annual Meeting to answer stockholders' questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR HOUSEHOLD FOR 2001 (ITEM 3 ON THE PROXY CARD).

OTHER BUSINESS

  The management of Household knows of no business which will be presented for action at the Annual Meeting other than that stated in this Proxy Statement. If, however, other business should properly come before the meeting, the proxyholders will vote or refrain from voting in respect thereof in accordance with their best judgment.

  The 2000 Annual Report is being mailed to stockholders on or about March 29, 2001, with this proxy material. If for any reason you did not receive a copy of the report, another will be sent upon request.

  HOUSEHOLD WILL PROVIDE ANY HOUSEHOLD STOCKHOLDER A COPY OF HOUSEHOLD'S REPORT ON FORM 10-K FOR ITS MOST RECENT FISCAL YEAR AT NO COST. HOUSEHOLD IS REQUIRED TO FILE THIS 10-K REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR THE REPORT SHOULD BE DIRECTED TO THE CORPORATE COMMUNICATIONS DEPARTMENT, HOUSEHOLD INTERNATIONAL, INC., 2700 SANDERS ROAD, PROSPECT HEIGHTS, ILLINOIS 60070.

                                                                         ANNEX A

                            AUDIT COMMITTEE CHARTER

  The scope, duties and functions of the Audit Committee of the Board of Directors, including its structure, process and membership requirements, shall be as follows:

 1) To review the accounting principles, policies and practices, financial reporting, internal accounting controls, and the internal audit functions of the Corporation and its subsidiaries, including evaluating exposures to risks that could impact the financial statements and to inform the Chief Executive Officer and the Board as to any material concerns therewith; and to coordinate with the Finance Committee to ensure appropriate consideration of treasury related risks;

 2) To recommend to the Board of Directors the selection or replacement of the Corporation's principal independent auditors, subject, as to the selection, to ratification by the shareholders, and such action it deems appropriate to ensure the independence of the auditors;

 3) To review the scope of the audits of the Corporation and its subsidiaries conducted by the Corporation's independent and internal auditors, who are ultimately accountable to the Board and this committee, and monitor their implementation:

      a) By reviewing and evaluating the independent auditors' work, opinion and letter of comment to management and management's response thereto, including all information required to be furnished to the committee by the independent auditor pursuant to rules of the Securities and Exchange Commission or other regulators or as required by applicable professional standards, and in general consulting with the independent auditors on any matters the committee considers advisable;

      b) By reviewing the work of the internal audit department to assure adequacy of corporate controls in providing centralized accountability;

 4) To ensure that the independent auditors submit on a periodic basis a formal written statement delineating all relationships with the Corporation and its subsidiaries and to review these relationships and the professional services performed for the Corporation and its subsidiaries by the independent auditors to determine if their objectivity and independence may have been impaired;

 5)  To approve all fees to be paid to the independent auditor;

 6) To review the annual financial statements of the Corporation and its subsidiaries prior to publication;

 7) To review the Corporation's monitoring compliance with the Statement of Business Principles;

 8) To review legal and regulatory matters that may have a material impact on the financial statements, related compliance policies, programs and reports from regulators;

 9) In its discretion to consider from time to time any other matters which the committee believes are required of it in keeping with its responsibilities;

10) The Chairman and Vice Chairman (if any) of the committee shall be experienced in accounting or financial management, as determined by the Board. The duties of the Chairman and Vice Chairman (if any) will include the review, by either of them, of all quarterly financial information of the Corporation with management and the independent auditors prior to publication;

11) Meet at least annually with the senior internal auditing executive and the independent auditor in executive sessions;

12) The Committee shall consist of not less than three members and all members shall be Independent Directors and financially literate as determined by the Board; and

13) Review and reassess the adequacy of this charter at least annually and submit it to the Board for approval.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Corporation's Statement of Business Principles.

    PROXY/VOTING INSTRUCTION CARD FOR 2001 ANNUAL MEETING OF STOCKHOLDERS OF
                         HOUSEHOLD INTERNATIONAL, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints K.H. Robin, M.J. Evans and J.W. Blenke, and each of them, true and lawful proxies, with power of substitution, to vote all shares of Common and/or Preferred Stock of the undersigned, at the Annual Meeting of Stockholders of Household International, Inc., to be held May 8, 2001, and at any adjournment thereof, on any business that may properly come before the meeting, including the proposals set forth on the reverse side of this card, which are referred to in the Notice of 2001 Annual Meeting of Stockholders and Proxy Statement provided to you.

      IMPORTANT-- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.
--------------------------------------------------------------------------------

                                                       HOUSEHOLD INTERNATIONAL
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

           A VOTE FOR ITEMS 1 AND 3 AND A VOTE AGAINST ITEM 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS. SHARES WILL BE SO
                                                VOTED UNLESS YOU OTHERWISE INDICATE.

                                           For    Withhold   For All
                                           All      All      Except                                           For  Against  Abstain
1. Election of Directors                   / /      / /       / /      2. Stockholder Proposal relating to    / /    / /      / /
   Nominees: 01-W.F. Aldinger,                                            special executive compensation
   02-R.J. Darnall, 03-G.G. Dillon,                                       review.
   04-J.A. Edwardson, 05-M.J. Evans,
   06-J. D. Fishburn, 07-C.F. Freidheim, Jr.,                          3. Ratification of appointment of      / /    / /      / /
   08-J.H. Gilliam, Jr., 09-L.E. Levy,                                    Arthur Andersen LLP as independent
   10-G.A. Lorch, 11-J.D. Nichols, 12-J.B.                                public accountants.
   Pitblado, 13-S.J. Stewart, 14-L.W. Sullivan.

(INSTRUCTION: To withhold authority to vote for any individual nominee, check the "For All Except" box above and strike a line through the nominee's name listed above.)

                                                                                Date:
                                                                                --------------------------------------------------
                                                                                Please
                                                                                Sign:
                                                                                --------------------------------------------------
                                                                                Please
                                                                                Sign:
                                                                                --------------------------------------------------
                                                                                NOTE: PLEASE SIGN EXACTLY AS NAME
                                                                                APPEARS HEREON. FOR JOINT ACCOUNTS BOTH
                                                                                OWNERS SHOULD SIGN. WHEN SIGNING AS
                                                                                EXECUTOR, ADMINISTRATOR, ATTORNEY, TRUSTEE
                                                                                OR GUARDIAN, ETC., PLEASE SIGN YOUR FULL TITLE.

-----------------------------------------------------------------------------------------------------------------------------------
                                                       DETACH PROXY CARD HERE
CONTROL NUMBER

                                       NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

Whether or not you are able to attend our 2001 Annual Meeting of Stockholders, it is important your shares be represented, no matter how many shares you own. This year if voting by proxy, you may vote by mail, telephone or Internet. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by mail, complete and sign the proxy provided above, detach it at the perforation and mail it in the enclosed postage paid envelope.
To vote by telephone or Internet, follow these easy steps:

                                ---------------------------------------------------------------------------------------------------
TO VOTE BY PHONE                Call toll free 1-888-698-8089 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

                                Enter the 6-digit CONTROL NUMBER located above.

                                Option #1:      To vote as the Board of Directors recommends on ALL proposals:
                                                Press 1.

                                                When asked, please confirm your vote by pressing 1.

                                Option #2:      If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.
                                ---------------------------------------------------------------------------------------------------

                                ---------------------------------------------------------------------------------------------------
TO VOTE BY INTERNET             Go to the following website:

                                WWW.HARRISBANK.COM/WPROXY

                                Enter the information requested on your computer screen, including your 6-digit
                                CONTROL NUMBER located above.

                                Follow the simple instructions on the screen.
                                ---------------------------------------------------------------------------------------------------

                   IF YOU VOTE BY TELEPHONE OR THE INTERNET, DO NOT MAIL BACK THE PROXY CARD.

Your vote will be kept permanently confidential as described in the enclosed Proxy Statement.

In order to reduce the number of duplicate mailings of proxy materials, Household has consolidated on a single proxy/voting instruction card all of your holdings in Household Common Stock registered under the identical name and tax identification number, including ownership that may be attributed to Household's Dividend Reinvestment & Common Stock Purchase Plan, our Employee Stock
Purchase Plan, our 401(k) employee benefit plan, the Tax Reduction Investment Plan ("TRIP"), our matching contribution plan for
Canadian employees, the Match and Save Plan, the Beneficial Employees Stock Purchase Plan and the Beneficial Key Employees Stock
Bonus Plan. The proxy also provides voting instructions for shares of Household Common Stock held in TRIP as disclosed in the Proxy
Statement.

Thank you for voting!
